Filed Pursuant to Rule 424(b)(3)

Registration No. 333-207115

Prospectus Supplement No. 3

(to Prospectus dated November 24, 2015)

Shares of Common Stock Underlying

$5,500,000 Senior Secured Convertible Debentures and Series B Warrants

This prospectus supplement supplements the prospectus dated November 24, 2015 (the “Prospectus”), which relates to the resale of up to 10,222,449 shares of our common stock to be offered by the selling stockholders including 8,088,235 shares of common stock upon the conversion of outstanding senior secured convertible debentures in the amount of $5,500,000 (“Debentures”), and up to 2,134,214 shares of common stock upon the exercise of Series B Warrants.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 3, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on Nasdaq Capital Market under the symbol “KOOL.” The warrants will not be listed or quoted on any trading market. On February 2, 2016, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.21 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 3, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

CESCA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-16375	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road

Rancho Cordova, California 95742

(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, upon the resignation of Kenneth L. Harris from his role as the President and a member of the Board of Directors of Cesca Therapeutics Inc. (the “Company”), the Company entered into a Consulting Agreement dated September 28, 2015 with Mr. Harris, pursuant to which Mr. Harris was to provide transitional support services to the Company for up to 18 months (the “Consulting Agreement”). On January 29, 2016, Mr. Harris provided written notice to the Company that he is terminating the Consulting Agreement without cause effective February 27, 2016 (the “Termination Date”). The termination of the Consulting Agreement does not result in any termination-related payments or payments beyond the Termination Date, and the stock option granted to Mr. Harris in connection with the Consulting Agreement will cease vesting under the terms of the stock option agreement related thereto as of the Termination Date.

The Consulting Agreement is described more fully in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 30, 2015, the contents of which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Not Applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2016	CESCA THERAPEUTICS INC.,
a Delaware Corporation

/s/ ROBIN C. STRACEY
Robin C. Stracey
Chief Executive Officer